SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

                               (Amendment No.__ *)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                     Emergency Medical Services Corporation
                                (NAME OF ISSUER)

                              Class A Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                    29100P102
                                 (CUSIP NUMBER)

                                 August 8, 2008
             (Date of Event which requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

                              (Page 1 of 13 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29100P102               13G                        Page 2 of 13 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Highway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    17,800
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    17,800
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          17,800
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.19%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29100P102               13G                        Page 3 of 13 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Thruway Partners, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    106,100
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    106,100
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          106,100
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.14%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29100P102               13G                        Page 4 of 13 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Expressway Partners Master Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    359,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    359,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          359,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.85%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29100P102               13G                        Page 5 of 13 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Principled Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    123,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    123,900
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          123,900
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.33%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29100P102               13G                        Page 6 of 13 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Principled Asset Administration, L.L.C.

-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    482,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    482,900
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          482,900
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.17%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO, IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29100P102               13G                        Page 7 of 13 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Gerald C. Catenacci
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada and United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    482,900
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    482,900
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          482,900
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.17%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29100P102               13G                        Page 8 of 13 Pages


ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is Emergency Medical Services Corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
       6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111

ITEM 2(a). NAME OF PERSON FILING:

         This statement is filed by:

         (i) Highway Partners, L.P. ("Highway"), a Delaware limited partnership, with respect to the shares of Class A Common Stock (defined in Item 2(d) below) directly owned by it;

         (ii) Thruway Partners, L.P. ("Thruway"), a Delaware limited partnership, with respect to the shares of Class A Common Stock directly owned by it;

         (iii) Expressway Partners Master Fund, Ltd. ("Expressway"), a Cayman Islands exempted company, with respect to the shares of Class A Common Stock directly owned by it;

         (iv) Principled Capital Management, L.L.C. ("PCM"), a Delaware limited liability company, which is the general partner of Highway and Thruway, with respect to the Class A Common Stock directly owned by Highway and Thruway;

         (v) Principled Asset Administration, L.L.C. ("PAA"), a Delaware limited liability company, which is the investment adviser to Highway, Thruway and Expressway, with respect to the Class A Common Stock directly owned by Highway, Thruway and Expressway; and

         (vi) Gerald C. Catenacci ("Mr. Catenacci"), the managing member of PCM and PAA, with respect to the Class A Common Stock directly owned by Highway, Thruway and Expressway.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


ITEM 2(b). ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

         The address of the business office of Highway, Thruway, PCM, PAA and Mr. Catenacci is 666 Fifth Avenue, 37th Floor, New York, New York 10103.

         The address of the registered office of Expressway is Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands.

ITEM 2(c). CITIZENSHIP:

         Highway and Thruway are Delaware limited partnerships. Expressway is a Cayman Islands exempted company. PCM and PAA are Delaware limited liability companies. Mr. Catenacci has citizenship in Canada and the United States.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Class A Common Stock ("Class A Common Stock")

ITEM 2(e).  CUSIP NUMBER:  29100P102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

CUSIP No. 29100P102               13G                        Page 9 of 13 Pages


          (a)  [ ] Broker or dealer registered under Section 15 of the Act

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act


          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h)  ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c) CHECK THIS BOX. [X]

ITEM 4. OWNERSHIP.

A. Highway
         (a)   Amount beneficially owned: 17,800
         (b) Percent of class: 0.19% The percentages used herein and in the rest of Item 4 are calculated based the 9,331,533 shares of Class A Common Stock issued and outstanding as of August 1, 2008 as reflected in the issuer's Form 10-Q filed August 7, 2008.
         (c)   (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 17,800
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 17,800

B. Thruway
         (a)   Amount beneficially owned: 106,100
         (b)   Percent of class: 1.14%
         (c)   (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 106,100
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 106,100

C. Expressway
         (a)   Amount beneficially owned: 359,000
         (b)   Percent of class: 3.85%
         (c)   (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 359,000
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 359,000

D. PCM*
         (a)   Amount beneficially owned: 123,900

CUSIP No. 29100P102               13G                        Page 10 of 13 Pages


         (b)   Percent of class: 1.33%
         (c)   (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 123,900
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 123,900

E. PAA**
         (a)   Amount beneficially owned: 482,900
         (b)   Percent of class: 5.17%
         (c)   (i) Sole Power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 482,900
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 482,900

F. Mr. Catenacci***
         (a)   Amount beneficially owned: 482,900
         (b)   Percent of class: 5.17%
         (c)   (i)   Sole Power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 482,900
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 482,900

* PCM, as the general partner of Highway and Thruway, may be deemed to be the beneficial owner of the Class A Common Stock directly owned by Highway and Thruway. PCM disclaims beneficial ownership of the Class A Common Stock reported herein.

** PAA, as the investment adviser of Highway, Thruway and Expressway, may be deemed to be the beneficial owner of the Class A Common Stock directly owned by Highway, Thruway and Expressway. PAA disclaims beneficial ownership of the Class A Common Stock reported herein.

*** Mr. Catenacci, as the managing member of PCM and PAA with investment power and voting power, may be deemed to be the beneficial owner of the Class A Common Stock directly owned by Highway, Thruway and Expressway. Mr. Catenacci disclaims beneficial ownership of the Class A Common Stock reported herein.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         PCM, as the general partner of Highway and Thruway, may be deemed to be the beneficial owner of the Class A Common Stock directly owned by Highway and Thruway. PCM disclaims beneficial ownership of the Class A Common Stock reported herein.

         PAA, as the investment adviser of Highway, Thruway and Expressway, may be deemed to be the beneficial owner of the Class A Common Stock directly owned by Highway, Thruway and Expressway. PAA disclaims beneficial ownership of the Class A Common Stock reported herein.

         Mr. Catenacci, as the managing member of PCM and PAA with investment power and voting power, may be deemed to be the beneficial owner of the Class A Common Stock directly owned by Highway, Thruway and Expressway. Mr. Catenacci disclaims beneficial ownership of the Class A Common Stock reported herein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

CUSIP No. 29100P102               13G                        Page 11 of 13 Pages


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below the undersigned certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 29100P102               13G                        Page 12 of 13 Pages


                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   August 14, 2008


                                HIGHWAY PARTNERS, L.P.
                                BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                THRUWAY PARTNERS, L.P.
                                BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                EXPRESSWAY PARTNERS MASTER FUND, LTD.
                                BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                GERALD C. CATENACCI, INDIVIDUALLY
                                BY:      /s/ Gerald C. Catenacci
                                       --------------------
                                        Gerald C. Catenacci

CUSIP No. 29100P102               13G                       Page 13 of 13 Pages


                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: August 14, 2008

                                HIGHWAY PARTNERS, L.P.
                                BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                THRUWAY PARTNERS, L.P.
                                BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                EXPRESSWAY PARTNERS MASTER FUND, LTD.
                                BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                BY:      /s/ Gerald C. Catenacci
                                         ---------------------
                                         Gerald C. Catenacci
                                         Managing Member

                                GERALD C. CATENACCI, INDIVIDUALLY
                                BY:      /s/ Gerald C. Catenacci
                                         --------------------
                                         Gerald C. Catenacci